Exhibit 10.11

DIRECTOR AWARD AGREEMENT

This DIRECTOR AWARD AGREEMENT (this “Agreement”) is made and entered into as of _____, 2025, by and between 1RT Acquisition Sponsor LLC, a Delaware limited liability company (the “Company”), and _____ (“you”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Limited Liability Company Agreement of the Company, dated October 22, 2024 (the “LLC Agreement”). In consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Director Award. As consideration for your services as a director of 1RT Acquisition Corp. (the “SPAC”), and in exchange for your payment of $144.93 to the Company, the Company agrees to transfer to you an indirect interest in 25,000 Class B ordinary shares of the SPAC (the “Director Award”), by transferring to you a membership interest in the Company. Your Director Award is subject to your continued services as a director of the SPAC through and immediately prior to the consummation of the SPAC’s initial business combination. Upon termination of your service as a director of the SPAC at any time prior to the consummation of the SPAC’s initial business combination, your membership interest in the Company will be forfeited and your Director Award will be returned to the Company. In the event the SPAC liquidates prior to completing an initial business combination, your Director Award will be forfeited.

2. Miscellaneous.

(a) Entire Agreement; Amendments. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by you and the Company. This Agreement, as may be amended or supplemented in accordance with its terms, constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein, and supersedes all prior communications, representations and negotiations in respect thereto.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other jurisdiction that would cause the laws of any jurisdiction other than the State of Delaware to be applied).

(c) Successors and Assigns. The terms of the Director Award as set forth in this Agreement shall inure to the benefit of and be binding upon the parties hereof and their respective heirs, successors and permitted assignees. You may not assign, pledge, transfer, or otherwise encumber any of your rights under this Agreement. The Company may assign their rights and obligations to another entity that acquires the Company or its assets.

IN WITNESS WHEREOF, in the parties hereto have executed this Agreement as of the date first written above.

1RT ACQUISITION SPONSOR LLC

By:
Name:
Title:

[Signature Page to Director Award Agreement]